Exhibit 10.3

HAWAIIAN HOLDINGS, INC.
2015 STOCK INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK UNIT GRANT AND PERFORMANCE STOCK UNIT AGREEMENT
Terms defined in the Hawaiian Holdings, Inc. 2015 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Performance Stock Unit Agreement, including the Notice of Performance Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Performance Stock Unit Grant, and all appendices and exhibits to these documents (all together, the “Agreement”).
Participant has been granted this Performance Stock Unit Grant with terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant

Grant Number

Grant Date

Target Number of Shares Granted

Performance Period

Vesting Schedule:
Unless the vesting is accelerated, the Performance Stock Units will vest based upon achievement of performance goals set forth in and in accordance with the Performance Matrix, attached hereto as Appendix B. The maximum number of Performance Stock Units that could be earned under this Agreement is [●]
Except as set forth on Appendix A, If Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Stock Units, the unvested Performance Stock Units will immediately terminate.
Participant’s signature below indicates that:

(i)	He or she agrees that this Performance Stock Unit Grant is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(ii)
He or she understands that the Company is not providing any tax, legal or financial advice and is not the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares.

(iii)
He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal and financial advisors prior to signing this Agreement and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.

(iv)	He or she has read and agrees to each provision of Section 10 of this Agreement.

(v)	He or she will notify the Company of any change to the contact address below.

PARTICIPANT

Signature

Address:

APPENDIX A

APPENDIX B
PERFORMANCE MATRIX
The Performance Metric is [●].
The Award will vest to the extent earned [●].

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT GRANT
1.Grant. The Company grants the Participant a Performance Stock Unit Grant as described on the Notice of Grant. If there is a conflict between the Plan, Agreement, or any other agreement with Participant governing such Award, the forgoing document will take precedence in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement the Participant governing this Award.
2.    Company’s Obligation to Pay. Each Performance Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Performance Stock Units have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such Performance Stock Units. Prior to actual payment of any vested Performance Stock Units, the Performance Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Performance Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7). Subject to the provisions of Section 4 and Section 7, vested Performance Stock Units will be paid in whole Shares as soon as practicable after vesting, but in each such case within the period 60 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Performance Stock Units payable under this Agreement.
3.    Vesting Schedule. The Performance Stock Units will only vest under the Vesting Schedule on the Notice of Grant or as set out in Section 4 of this Agreement. Performance Stock Units scheduled to vest on a date or upon the occurrence of a condition will not vest Participant unless Participant continues to be a Service Provider beginning on the Grant Date through the date that the vesting is scheduled to occur. The Administrator may modify the vesting schedule under Section 11 of the Plan if Participant takes a leave of absence or has a reduction in hours worked.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of any portion of the Performance Stock Units at any time, subject to the terms of the Plan. In that case, the Performance Stock Units will be vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
5.    Forfeiture upon Termination of Status as a Service Provider. Any Performance Stock Units that have not vested as of the time of Participant’s termination as a Service Provider will cease vesting and will revert to the Plan on the 30th day following the Termination of Status Date. The date of Participant’s termination as a Service Provider is detailed in Section 3(d) of the Plan.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate or, if the Administrator permits, Participant’s designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Tax Obligations.
(a)    Tax Withholding.
(i)    No Shares will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable Performance Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax-Related Items related to Performance Stock Units otherwise are due, Participant will permanently forfeit such Performance Stock Units and any right to receive Shares thereunder and the Performance Stock Units will be returned to the Company at no cost to the Company.
(ii)    Participant may elect to personally satisfy any Tax-Related Items, provided that Participant (or Participant’s beneficiary or estate, if applicable) must give written notice to the Company of such election on or prior to each vesting date. If no such election has been made timely, the Company will satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant.
(iii)    Further, if Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or Participant’s Employer (the “Employer”), or former employer may withhold or account for tax in greater than one jurisdiction.
(b)    Code Section 409A.
(i)    If the vesting of any portion of the Performance Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A) and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Stock Units will not be made until the first day after the end of the 6-month period.
(ii)    If the termination as a Service Provider is due to death, the delay under Section 7(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 7(b)(i) will be disregarded and the Performance Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(iii)    All payments and benefits under this Performance Stock Unit Grant are intended to be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Stock Units or Shares issuable upon the vesting of Performance Stock Units will be subject to the additional tax imposed under Section 409A the Company and Participant intend that any ambiguities be interpreted so that the Performance Stock Units are exempt from or comply with Section 409A.
(iv)    Each payment under these Performance Stock Units is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).
8.    Forfeiture or Clawback. The Performance Stock Units (including any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued upon vesting) will be subject to any compensation recovery or clawback policy adopted to comply with the requirements of Applicable Laws.
9.    Rights as Stockholder. Participant’s rights as a stockholder of the Company, including as to voting Shares and the receipt of dividends and distributions on such Shares will not begin until certificates representing Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.
10.    Miscellaneous
(a)    Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Hawaiian Holdings, Inc., 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819, until the Company designates another address in writing.

(b)    Non-Transferability of Performance Stock Units. The Performance Stock Units may not be transferred other than by will or the laws of descent or distribution.
(c)    Binding Agreement. If any Performance Stock Units are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties to this Agreement.
(d)    Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to, Participant (or his or her estate), issuance will occur until such condition has been satisfied in a manner acceptable to the Company. The Company will try to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
(e)    Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)    Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.
(g)    Modifications to the Agreement. Modifications to this Agreement or the Plan can be made only in an express written contract (including a unilateral contract) executed by a duly authorized officer of the Company. The Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these Performance Stock Units, and to comply with other Applicable Laws.
(h)    Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant's acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant's services are performed.
(i)    Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to these Performance Stock Units.
(j)    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.